MRI Interventions Announces Strong 2012 Third Quarter Results

MEMPHIS, TN, November 14, 2012 – MRI Interventions, Inc. (OTCBB: MRIC), a commercial stage medical device company focused on creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart, announced today its results for the quarter ended September 30, 2012.

Management Comments

“We are pleased with the growth we realized during the quarter relating to the commercialization of our ClearPoint Neuro Intervention System,” said Kimble Jenkins, CEO of MRI Interventions.  “Year-to-date revenues from the sale of ClearPoint disposable products increased 265%, from $269,000 for the nine months ended September 30, 2011 to $713,000 for the same period in 2012.  Disposable revenues increased 40% from Q2 to Q3 of this year, with $204,000 in the second quarter increasing to $287,000 in the third quarter.  ClearPoint installations continue to grow, as we ended the third quarter with 18 sites, including the addition of luminary hospitals, Ohio State University and Universite Joseph Fourier Hospital in Grenoble, France.  Of note, the Grenoble ClearPoint cases represented our first cases in Europe.”

Jenkins continued, “As demand for ClearPoint has increased, we began expanding our ClearPoint sales force during the quarter with the addition of two seasoned neurosurgical sales persons, and subsequent to quarter end, the hiring of Robert Korn as our Vice President, Global Sales and Marketing.  In addition, we were pleased to see ClearPoint platform uses continue to grow in the quarter, with multiple sites now using our ClearPoint system to aide in electrode placement, focal laser ablation, direct drug delivery and biopsy procedures.”

“We are pleased to see continued growth in our revenues, with revenues of $3.2 million for the nine months ended September 30, 2012 versus $2.7 million for the same period in 2011.  We were also successful in decreasing our operating loss, year-to-date through the third quarter, from $(4.6) million in 2011 to $(2.6) million in 2012.  We were able to improve our cash position with an equity financing we closed during the third quarter which resulted in net proceeds of $5.5 million.”

“Overall, we were very pleased with the operating results for the third quarter,” said Jenkins.  “We are seeing success in growing our revenues, reducing our operating losses and building a sales and marketing infrastructure which we believe will serve us well in the coming quarters.”

Financial Review

2012 Third Quarter versus Prior Quarter

The Company recorded revenues of $1,131,828 for the three month period ended September 30, 2012, compared to $1,083,760 for the three month period ended June 30, 2012.  Recognition of license revenues was constant for both three month periods at $650,000.  Product revenues and service revenues related to contract product development totaled $481,828 during the three month period ended September 30, 2012, compared to $433,760 for the three month period ended June 30, 2012.  The Company’s business model is focused on generating recurring product revenues from the sale of its ClearPoint system disposable components. Disposable component revenues were $287,121 for the three month period ended September 30, 2012, compared with $204,242 for the three month period ended June 30, 2012.

Research and development costs were $573,562 for the three month period ended September 30, 2012, compared to $486,022 for the three month period ended June 30, 2012, which does not reflect the $882,537 credit to expense recorded by the Company in June 2012 as participants in an incentive program elected to forgo service-based payments that had been accrued previously.

Selling, general and administrative expenses were $1,441,934 for the three month period ended September 30, 2012, compared to $1,803,045 for the three month period ended June 30, 2012.  The primary reason for the change relates to a decrease in share-based compensation expense.

For the three months ended September 30, 2012, the Company’s net loss was $1,074,555 ($0.02 per share), compared to a net loss of $599,979 ($0.01 per share) for the three months ended June 30, 2012.

2012 Nine Month versus Prior Year

The Company recorded revenues of $3,195,587 for the nine month period ended September 30, 2012, compared to $2,653,983 for the same nine month period in 2011.  Recognition of license revenues was constant for both nine month periods at $1,950,000. During the nine months ended September 30, 2012, product revenues and service revenues related to contract product development totaled $1,245,587, compared to product revenues of $703,983 for the same comparative period in 2011. The Company did not report any service revenues for the nine months ended September 30, 2011.  Disposable component revenues were $713,034 for the nine months ended September 30, 2012, compared with $269,483 for the same comparative period in 2011.

The Company’s gross margin related to product revenues was 53% for the nine month period ended September 30, 2012, compared to 40% for the same period in 2011.  The improvement in gross margin resulted primarily from a shift in the Company’s mix of product revenues, as a much higher percentage of product revenues in 2012 related to the sale of ClearPoint system disposable components versus ClearPoint system reusable components when compared to the same period last year.

Research and development costs were $1,749,253 for the nine month period ended September 30, 2012, compared to $3,133,635 for the same nine month period in 2011.  Research and development costs for the nine month period ended September 30, 2012 do not reflect the $882,537 credit to expense recorded by the Company in June 2012 as participants in an incentive program elected to forgo service-based payments that had been accrued previously.  The decrease in research and development costs was primarily associated with reduced funding of sponsored research and a decrease in consultant expenses, in each case mostly attributable to the Company’s ClearTrace program.

Selling, general and administrative expenses were $4,585,082 for the nine month period ended September 30, 2012, compared to $3,709,120 for the same nine month period in 2011.  The primary reason for the change relates to an increase in share-based compensation expense.

For the nine months ended September 30, 2012, the Company’s net loss was $5,148,923 ($0.14 per share), compared to a net loss of $6,455,506 ($0.41 per share) for the same period in 2011.

MRI Interventions had a cash balance of $3,787,252 at September 30, 2012.  Summarized financial information is presented below. Further information concerning the Company’s financial position and results of operations will be included in its Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

MRI INTERVENTIONS, INC.
Condensed Statements of Operations

	Three Months Ended		Nine Months Ended
(in thousands except for share and per share amounts)	9/30/2012	6/30/2012	9/30/2012	9/30/2011
Statement of Operations Data:
License revenues	$650	$650	$1,950	$1,950
Product and service revenues	482	434	1,246	704
Total revenues	1,132	1,084	3,196	2,654
Costs and operating expenses:
Cost of product revenues	133	157	392	421
Research and development:
Research and development costs	574	486	1,749	3,134
Reversal of R&D obligation	-	(882)	(882)	-
Selling, general and administrative	1,442	1,803	4,585	3,709
Operating loss	(1,017)	(480)	(2,648)	(4,610)
Other income (expense):
Other income (expense)	21	(26)	(3)	(2)
Interest expense, net	(79)	(94)	(2,498)	(1,844)
Net loss	$(1,075)	$(600)	$(5,149)	$(6,456)
Net loss per share (basic and diluted)	$(0.02)	$(0.01)	$(0.14)	$(0.41)
Weighted average shares outstanding (basic and diluted)	47,531,093	40,596,069	37,807,188	15,919,249

MRI INTERVENTIONS, INC.
Condensed Balance Sheet Information

(amounts in thousands)	September 30, 2012	December 31, 2011
Balance Sheet Data:
Cash and cash equivalents	$3,787	$145
Other current assets	1,256	1,391
Total assets	7,494	3,030
Deferred revenue - current	2,046	2,600
Other current liabilities	4,197	11,989
Deferred revenue - long-term	-	1,396
Other long-term liabilities	7,028	10,285
Stockholders' deficit	(5,777)	(21,843)

About MRI Interventions, Inc.
Founded in 1998, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart.  Utilizing a hospital’s existing MRI suite, the company’s FDA-cleared ClearPoint® system is designed to enable a range of minimally invasive procedures in the brain.  MRI Interventions has a co-development and co-distribution agreement with Brainlab, a leader in software-driven medical technology, relating to the ClearPoint system.  In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace™ system to enable MRI-guided catheter ablations to treat cardiac arrhythmias, including atrial fibrillation. Building on the imaging power of MRI, the company’s interventional platforms strive to improve patient care while reducing procedure costs and times. MRI Interventions is also working with Boston Scientific Corporation to incorporate its MRI-safety technologies into Boston Scientific's implantable leads for cardiac and neurological applications.  For more information, please visit www.MRIinterventions.com.

Forward-Looking Statements
Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often can be identified by words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would," or the negative of these words or other words of similar meaning. Forward-looking statements by their nature address matters that, to different degrees, are uncertain and involve risk. Uncertainties and risks may cause MRI Interventions' actual results and the timing of events to differ materially from those expressed in or implied by MRI Interventions' forward-looking statements. Particular uncertainties and risks include, among others: demand and market acceptance of our products; our ability to successfully expand our sales and marketing capabilities; our ability to successfully complete the development of, and to obtain regulatory clearance or approval for, future products, including our current product candidates; availability of third party reimbursement; the sufficiency of our cash resources to maintain planned commercialization efforts and research and development programs; future actions of the FDA or any other regulatory body that could impact product development, manufacturing or sale; our ability to protect and enforce our intellectual property rights; our dependence on collaboration partners; the impact of competitive products and pricing; and the impact of the commercial and credit environment on us and our customers and suppliers. More detailed information on these and additional factors that could affect MRI Interventions' actual results are described in MRI Interventions' filings with the Securities and Exchange Commission, including, without limitation, MRI Interventions’ most recent quarterly report on Form 10-Q. Except as required by law, MRI Interventions undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release to reflect any change in MRI Interventions' expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information:
MRI Interventions, Inc.
David Carlson, CFO, 901-522-9300